EXHIBIT 99 Unaudited Financial Statements of IRT Partners L.P. for the three and six months ended June 30, 2000

                               IRT PARTNERS L.P.

                                 BALANCE SHEETS
                             (Dollars in thousands)



                                                                    June 30,                December 31,
                                                                      2000                      1999
                                                                   ---------                ------------
ASSETS
         Rental properties                                         $148,431                   $147,123
         Accumulated depreciation                                   (22,264)                   (20,518)
                                                                   --------                   --------
              Net rental properties                                 126,167                    126,605

         Cash and cash equivalents                                    2,049                        359
         Advances to affiliate, net                                   6,290                      8,923
         Prepaid expenses and other assets                            2,011                      1,947
                                                                   --------                   --------
              Total assets                                         $136,517                   $137,834
                                                                   ========                   ========

LIABILITIES & PARTNERS' CAPITAL

Liabilities:
         Mortgage notes payable, net                                $30,894                    $31,181
         Accrued expenses and other liabilities                       2,471                      2,545
                                                                   --------                   --------
              Total liabilities                                      33,365                     33,726
Limited partners' capital interest (815,852 OP Units in 2000
         and 1999, respectively) at redemption value                  6,947                      6,374

Commitments and contingencies (Note 3)

Partners' capital
         General partner (114,613 OP Units in 2000 and
              1999, respectively)                                     1,032                      1,041
         Limited partner (10,530,883 OP Units in 2000 and
              1999, respectively)                                    95,173                     96,693
                                                                   --------                   --------

              Total partners' capital                                96,205                     97,734
                                                                   --------                   --------
              Total liabilities and partners' capital              $136,517                   $137,834
                                                                   ========                   ========


      The accompanying notes are an integral part of these balance sheets.

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


                                IRT PARTNERS L.P.

                             STATEMENTS OF EARNINGS
                For the Three and Six Months Ended June 30, 2000
                                 (In thousands)



                                                      Three Months Ended        Six Months Ended
                                                           June 30,                June 30,
                                                      ------------------      -------------------
                                                       2000        1999        2000        1999
                                                      ------      ------      -------     -------
Revenues:
  Income from rental properties                       $5,090      $5,216      $10,175     $10,005
  Interest income from affiliate                         109          58          234          72
                                                      ------      ------      -------     -------
        Total revenues                                 5,199       5,274       10,409      10,077

Expenses:
  Operating expenses of rental properties              1,326       1,321        2,632       2,407
  Interest on mortgages                                  612         623        1,227       1,180
  Depreciation                                           873         865        1,746       1,698
  General and administrative                             181           1          370           3
                                                      ------      ------      -------     -------
        Total expenses                                 2,992       2,810        5,975       5,288
                                                      ------      ------      -------     -------
        Earnings before gain on sales of properties    2,207       2,464        4,434       4,789
Gain on sales of properties                               --       1,130           --       1,130
                                                      ------      ------      -------     -------
        Net earnings                                  $2,207      $3,594       $4,434      $5,919
                                                      ======      ======      =======     =======

         The accompanying notes are an integral part of this statement.


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

                               IRT Partners L.P.

                            STATEMENT OF CASH FLOWS
                     For the Six Months Ended June 30, 2000
                                 (In thousands)

                                                              Six Months Ended
                                                                  June 30,
                                                              ----------------
                                                               2000     1999
                                                              ------   -------
Cash flows from operating activities:
  Net earnings                                                $4,434   $ 5,919
  Adjustments to reconcile earnings to net cash from
     operating activities:
     Depreciation                                              1,746     1,698
     Gain on sales of properties                                  --    (1,130)
     Changes in assets and liabilities:
       Increase in prepaid expenses and other assets             (64)     (678)
       (Decrease) increase in accrued expenses and other
          liabilities                                            (74)    1,692
                                                              ------   -------
  Net cash flows from operating activities                     6,042     7,501
                                                              ------   -------
  Cash flows used in investing activities:
    Additions to real estate investments, net                 (1,308)  (16,172)
    Proceeds from sales of properties, net                        --     8,867
                                                              ------   -------
  Net cash flows used in investing activities                 (1,308)   (7,305)
                                                              ------   -------
  Cash flows used in financing activities:
     Distributions paid, net                                  (5,390)   (5,120)
     Collection (disbursement) of advances to affiliate,
      net                                                      2,633   (10,047)
     Increase in mortgage notes payable                           --     5,742
     Issuance of units for cash                                   --     9,259
     Principal amortization of mortgage notes payable           (287)     (248)
                                                              ------   -------
  Net cash flows used in financing activities                 (3,044)     (414)
                                                              ------   -------
  Net decrease in cash and cash equivalents                    1,690      (218)
  Cash and cash equivalents at beginning of period               359     1,103
                                                              ------   -------
  Cash and cash equivalents at end of period                  $2,049   $   885
                                                              ======   =======
  Supplemental disclosures of cash flow information:
      Total cash paid for interest                            $1,228   $ 1,146
                                                              ======   =======

         The accompanying notes are an integral part of this statement.

                               IRT PARTNERS L. P.

                          NOTES TO FINANCIAL STATEMENTS

                                  June 30, 2000

1. Unaudited Financial Statements

                  These financial statements for interim periods are unaudited. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to a fair presentation of the financial statements as of June 30, 2000 have been recorded. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for future interim periods or for a full year.

2. Organization and Nature of Operations

                  IRT Partners L.P. ("LP"), a Georgia limited partnership formed on July 15, 1998, is the entity through which IRT Property Company (the "Company"), a self-administered and self-managed real estate investment trust, conducts a portion of its business and owns (either directly or through subsidiaries) a portion of its assets. LP was formed by the Company in order to enhance acquisition opportunities by offering potential sellers of properties the ability to engage in tax-deferred sales in exchange for Operating Partnership Units ("OP Units") of LP which are redeemable for shares of common stock of the Company. The Company serves as general partner of LP and, on August 1, 1998, contributed 20 of its shopping centers and related assets and cash to LP in exchange for OP Units.

                  As a result of acquisitions and dispositions, as of June 30, 2000, LP owned 24 neighborhood and community shopping centers located in Florida, Georgia, Tennessee and North Carolina. The Company and IRT Management Company, one of the Company's wholly-owned subsidiaries, collectively own approximately 92.9% of LP as of June 30, 2000. The shopping centers are anchored by necessity-oriented retailers such as supermarkets, drug stores and/or discount variety stores.

                  LP currently has several unaffiliated limited partners resulting from the acquisition of three Florida properties in August 1998. The unaffiliated limited partners have the option to require LP to redeem their OP Units at any time, in which event LP has the option to purchase the OP Units for cash or convert them into one share of the Company's common stock for each OP Unit.

3. Commitments and Contingencies

                  LP has guaranteed the bank indebtedness and senior indebtedness of the Company.


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